OFFICE LEASE
1130 DESERT IN ROAD, LAS VEGAS, NV 89109

HIS OFFICE LEASE (this "Lease") is entered into as of the **May 31, 2019**, between **VEGAS GODSPEED, LLC**, a Nevada limited liability company ("Landlord"), whose address is **6763 W Charleston Blvd,** and **Terra Tech Corp. or its wholly owned subsidiary, MediFarm, LLC** ("Tenant") whose current address is **2040 Main Street, Suite 225, Irvine, California92614**.

For good and valuable consideration, in the form determined below, the receipt and sufficiency of which are acknowledged, Landlord and Tenant agree as follows:

1. Definitions. As used in this Lease, each of the following terms shall have the meaning indicated:

1.1. "Monthly Rent" means the following amount(s) per calendar month for the period(s) indicated; provided, however, that if the Commencement Date occurs on a date other than the date set forth in Paragraph 1.3, the periods set forth below shall begin on such other date (as memorialized in the Commencement Date Certificate attached as Exhibit D) and shall shift accordingly:

Period(s)	**Monthly Rent**
June 1, 2019 –May 31, 2020	$9,334.74 per month (First Floor) $1,050.48 per month (Basement)
June 1, 2020 –May 31, 2021	$9,614.78 per month (First Floor) $1,081.99 per month (Basement)
June 1, 2021 –May 31, 2022	$9,903.23 per month (First Floor) $1,114.45 per month (Basement)
June 1, 2022 –May 31, 2023	$10,200.32 per month (First Floor) $1,147.89 per month (Basement)
June 1, 2023 –May 31, 2024	$10,506.33 per month (First Floor) $1,182.32 per month (Basement)

Monthly Rents are due and payable on first (1st) of each month without notice or demand. Monthly Rents shall be considered delinquent on fifth (5th) of each month. If Monthly Rent is not paid in full by the 5th, the overdue amount shall be subject to a late charge that shall be the greater of one hundred dollars ($100) or 10 percent (10%) of such overdue amount as outlined in section 16.3 of this lease, to offset Landlord's increased administrative burden caused by such late payment. An administrative fee of $50.00 shall be charged to the Tenant for each insufficient check of the Tenant returned to the Landlord.

initials

1.2. "Building" means the building with the street address of 1130 E. Desert Inn Road, Las Vegas, NV 89109, in Las Vegas, Nevada.

1.3. "Commencement Date" means June 1, 2019; provided, however, that if Landlord's construction obligations with respect to the Premises have not been fulfilled on or before such date, the "Commencement Date" shall be the date on which such obligations are fulfilled, subject only to the completion by Landlord of any "punch list" items that do not materially interfere with Tenant's use and enjoyment of the Premises. If for any reason Landlord cannot deliver possession of the Premises to Tenant on the date set forth in the first line of this definition, this Lease shall not be void or voidable, and Landlord shall not be liable to Tenant for any resultant loss or damage.

1.4. "Expiration Date" means the date that is May 31, 2024, plus any partial calendar month occurring between the Commencement Date and the first day of the first full calendar month following the Commencement Date, if the Commencement Date does not occur on the first day of a calendar month.

1.5. "Improvements" means the Building and all other improvements related to the Building.

1.6. "Occupants" means any assignee, subtenant, employee, agent, licensee or invitee of Tenant.

1.7. "Permitted Use" means solely for the operation of a licensed Medical and Recreational Marijuana Dispensary, and no other purpose.

1.8. "Premises" means **Suite #100 on the first floor** consisting of approximately 5,220 rentable square feet and the basement, consisting of 1,585 rentable square feet, all as shown on the attached Exhibit B. The Premises do not include, and Landlord reserves, the exterior walls and roof of the Premises, the land and other area beneath the floor of the Premises, the pipes, ducts, conduits, wires, fixtures and equipment above the suspended ceiling of the Premises and the structural elements that serve the Premises or comprise the Building. Landlord's reservation includes the right to install, inspect, maintain, use, repair, alter and replace those areas and items and to enter the Premises in order to do so.

1.9. "Project" means all offices, suites, floors and space located within the Building located on the Property.

1.10. "Property" means the Improvements and the land owned by Landlord and serving the Improvements.

1.11. "Security Deposit" means one month's rent on the Lease Expiration date which is **$11,688.66. Tenant's current security deposit of $8,622.50 shall be transferred to this new lease and tenant shall pay the balance of $3,066.16 upon execution of this lease.**

1.12. "Tenant" means each person executing this Lease as a Tenant under this Lease. If more than one person is set forth on the signature line as Tenant, their liability under this Lease shall be joint and several. If more than one Tenant exists, any notice required or permitted by the terms of this Lease may be given by or to any one Tenant, and shall have the same force and effect as if given by or to all persons comprising Tenant.

1.13. "Term" means the period commencing at 12:01 a.m. of the Commencement Date and expiring at midnight of the Expiration Date.

1.17 Option to Renew Tenant shall, provided the Lease is in full force and Tenant is not in default under any of the other terms and conditions of the Lease at any time of notification or commencement, have **one (1) option** to Renew this Lease for a term of **five (5) years**, on the terms and conditions set forth in the Lease; except as modified by the terms, covenants and conditions set forth below:

Initials

a. If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice in accordance with the provisions of this Lease no earlier than the date which is one hundred eighty (180) days prior to the end of Lease, but no later than the date which is ninety (90) days prior to the expiration of the initial term of the Lease. The base rent in effect at the expiration of such term of the Lease shall increase to fair market value, commencing on the first day of the extension term. If Tenant fails to provide such notice in timely manner, Tenant shall have no further additional right to extend or renew the term of the Lease.

b. This option is transferable to any assignee or sublessee, with Landlord's prior written approval, which shall not be unreasonably withheld.

1.18 Option to Terminate. During the Term of the Lease, tenant shall have the option to terminate the Lease. If Tenant elects to terminate the Lease, Tenant shall provide Landlord with written notice of at least one hundred eighty (180) days prior to the date of termination. In addition, if Tenant exercises its option to Terminate prior to the Lease Expiration Date, Tenant shall pay the total Monthly Rent due from the date of notice through the termination date plus an additional amount such that a total of six (6) Monthly Rent payments are remitted to the Landlord.

2. Agreement of Lease; Work of Improvement; Construction of Building.

2.1. Agreement of Lease. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Term, together with such rights of ingress and egress over and across the Property that are reasonably necessary for the use of the Premises, in accordance with the provisions set forth in this Lease.

2.2. Work of Improvement. The respective obligations (if any) of Landlord and Tenant to prepare the Premises for occupancy are described on the attached Exhibit C. Landlord and Tenant shall perform or have such work performed promptly, diligently and in a first-class and workmanlike manner. On occupancy of the Premises by Tenant, all of the obligations of Landlord set forth on the attached Exhibit C shall be deemed to be completed satisfactorily, except for any items set forth in a "punch list" prepared by Landlord and Tenant pursuant to a walk-through of the Premises within ten (10) days after the Commencement Date. Except as set forth on the attached Exhibit C, the Premises shall be delivered by Landlord and accepted by Tenant in their "as-is" condition, and Landlord shall not be obligated to make any improvements or repairs to the Premises.

3. Term; Commencement Date. Tenant's obligation to pay rent under this Lease shall commence on the Commencement Date (unless otherwise set forth in Paragraph 1.1) and shall be for the Term. On Landlord's request, Landlord and Tenant shall execute a written acknowledgement of the Commencement Date in the form of the attached Exhibit D, which acknowledgement shall be deemed to be a part of this Lease and, if requested by Landlord, shall be consented to by any guarantor of this Lease on Landlord's standard form. If a dispute exists over when the Premises are ready for occupancy, the decision of Landlord's architect or contractor shall be final.

4. Monthly Rent. Tenant covenants to pay to Landlord without abatement (except as expressly provided in this Lease), deduction, offset, prior notice or demand the Monthly Rent in lawful money of the United States at such place as Landlord may designate, in advance on or before the first day of each calendar month during the Term, commencing on the Commencement Date (unless otherwise set forth in Paragraph 1.1). If the first day on which Monthly Rent is due under this Lease is not the first day of a calendar month, on or before such due date the Monthly Rent shall be paid for the initial fractional calendar month prorated on a per diem basis and for the first full calendar month following such due date. If this Lease expires or terminates on a day other than the last day of a calendar month, the Monthly Rent for such fractional month shall be prorated on a per diem basis. Notwithstanding the foregoing, concurrently with its execution of this Lease, Tenant shall pay to Landlord in advance the Monthly Rent for the first full calendar month following the Commencement Date in which full Monthly Rent is payable.

Initials

5. Security Deposit. On the date of this Lease, Tenant shall deposit the Security Deposit with Landlord to serve as the Security Deposit as security for the faithful performance by Tenant under this Lease. The Security Deposit shall be returned (without interest) to Tenant (or, at Landlord's option, to the last assignee of Tenant's interest under this Lease) after the expiration of the Term or sooner termination of this Lease and delivery of possession of the Premises to Landlord in accordance with Paragraph 17 if, at such time, Tenant is not in default under this Lease. If Landlord's interest in this Lease is conveyed, transferred or assigned, Landlord shall transfer or credit the Security Deposit to Landlord's successor in interest, and Landlord shall be released from any liability for the return of the Security Deposit. Landlord may intermingle the Security Deposit with Landlord's own funds, and shall not be deemed to be a trustee of the Security Deposit. If Tenant fails to pay or perform in a timely manner any obligation under this Lease, Landlord may, prior to, concurrently with or subsequent to, exercising any other right or remedy, use, apply or retain all or any part of the Security Deposit for the payment of any monetary obligation due under this Lease, or to compensate Landlord for any other expense, loss or damage which Landlord may incur by reason of Tenant's failure, including any damage or deficiency in the reletting of the Premises. If all or any portion of the Security Deposit is so used, applied or retained, Tenant shall immediately deposit with Landlord cash in an amount sufficient to restore the Security Deposit to the original amount. Landlord may withhold the Security Deposit after the expiration of the Term or sooner termination of this Lease until Tenant has paid in full Tenant's Share of Operating Expenses for the Operating Year in which such expiration or sooner termination occurs and all other amounts payable under this Lease. The Security Deposit is not a limitation on Landlord's damages or other rights under this Lease, a payment of liquidated damages or prepaid rent and shall not be applied by Tenant to the rent for the last (or any) month of the Term, or to any other amount due under this Lease. If this Lease is terminated due to any default of Tenant, any portion of the Security Deposit remaining at the time of such termination shall immediately inure to the benefit of Landlord as partial compensation for the costs and expenses incurred by Landlord in connection with this Lease, and shall be in addition to any other damages to which Landlord is otherwise entitled.

6. Use. Tenant shall not use or occupy or permit the Premises to be used or occupied for any purpose other than for the Permitted Use, and shall not do or permit anything to be done by Tenant's Occupants which may (a) increase the existing rate or violate the provisions of any insurance carried with respect to the Property, (b) create a public or private nuisance, commit waste or interfere with, annoy or disturb any other tenant or occupant of the Building or Landlord in the operation of the Building, (c) overload the floors or otherwise damage the structure of the Building, (d) constitute an improper, immoral or objectionable purpose, (e) increase the cost of any utility service beyond the level permitted by Paragraph 8, (f) violate any present or future laws, ordinances, regulations or requirements or any covenants, conditions and restrictions existing with respect to the Property, (g) subject Landlord or any other tenant to any liability to any third party, or (h) lower the first-class character of the Building. Tenant shall, at Tenant's sole cost, (v) use the Premises in a careful, safe and proper manner, (w) comply with all present and future laws, ordinances, regulations and requirements and any covenants, conditions and restrictions existing with respect to the Property, including, without limitation, those relating to hazardous substances, hazardous wastes, pollutants or contaminants and those relating to access by disabled persons, (x) comply with the requirements of any board of fire underwriters or other similar body relating to the Premises, (y) keep the Premises free of objectionable noises and odors, including, without limitation, cigar, pipe and similar smoke odors, and (z) not store, use or dispose of any hazardous substances, hazardous wastes, pollutants or contaminants on the Property. Landlord may, in Landlord's sole discretion, designate some or all of the Building (including the Premises) as a non-smoking area.

7. Utilities and Services.

7.1 Tenant's Obligations. Tenant shall pay for all cooling, heat, light, power, telephone, sewer service and all other utilities and services, including repairs to same, supplied to the Premises, together with any taxes thereon *which are separately metered* to Tenant. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion to be determined by Landlord of all charges jointly metered with all other premises as part of Tenant's Share of Operating Expenses as noted in this lease. Under no circumstances (except in the event of Landlord's willful misconduct) shall Landlord be responsible for any interruption, cessation or interference with any such utility service. Tenant's proportionate share of utilities and services shall be $2,226.26 per month with a 3% increase per annum thereafter.

Initials

7.2. Landlord's Obligations. (a) If not separately metered, Landlord shall cause to be furnished to the Premises electricity for normal lighting and office computers and equipment, heat and air-conditioning. If Landlord provides electric current to the Premises in excess of normal office usage levels to enable Tenant to operate any data processing or other equipment requiring extra electric current, or if Landlord provides any other utility or service which is in excess of that typically required for routine office purposes, including additional cooling necessitated by Tenant's equipment, Landlord shall reasonably determine or calculate the cost of such additional electric current, utility or service, and Tenant shall pay such cost on a monthly basis to Landlord. Landlord may cause an electric or water meter to be installed in the Premises in order to measure the amount of electricity or water consumed for any such use, and the cost of such meter shall be paid promptly by Tenant. Tenant, at Tenant's sole cost, shall provide telephone service to the Premises. Tenant may be separately billed for and, if billed, shall pay the cost of, any electricity, heating, ventilating and air-conditioning. Landlord will provide fire extinguisher, and Tenant will be responsible for maintenance.

(b) Except as provided in Article 13 (Damage or Destruction) or Article 14 (Condemnation), Landlord shall keep the following in good order and repair: the foundations, exterior walls and roof of the Building and all components of electrical, mechanical, plumbing, and HVAC systems. However, Landlord shall not be obligated to maintain or repair windows, doors, plate glass or interior surfaces of exterior walls. Landlord shall make repairs under this Section 7.2 (b) within a reasonable time after receipt of written notice from Tenant of the need for such repairs.

(c) Tenant shall pay or reimburse Landlord for all costs Landlord incurred under Paragraph 6.03(a) above as Operating Expenses as provided for in Article 5 (Operating Expenses) of the Lease. If actual costs incurred are greater than the estimated $0.45 per square foot per month, Tenant may be liable for their proportionate share of costs incurred. If any repairs are necessary due to Tenant's negligence or misconduct, the repairs shall be Tenant's sole cost and expense in addition to and separate from any Operating Expenses. Tenant waives the benefit of any statue in effect now or in the future which might give Tenant the right to make repairs at Landlord's expense or to terminate this Lease due to Landlord's failure to keep the Property in good order, condition and repair.

7.3. Landlord's Liability. Landlord shall not be liable for and Tenant shall not be entitled to terminate this Lease, to effectuate any abatement or reduction of rent or to collect any damages by reason of Landlord's failure to provide or furnish any of the utilities or services set forth in Paragraph 7.2 if such failure was occasioned by any strike or labor controversy, any act or default of Tenant, the inability of Landlord to obtain services from the company supplying the same or any other cause beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the Property. In no event shall Landlord be liable for loss or injury to persons or property, however arising, occurring in connection with or attributable to any failure to furnish such utilities or services even if within the control of Landlord, excepting only Landlord's willful misconduct or gross negligence.

8. Maintenance and Repairs; Alterations; Access to Premises.

8.1. Maintenance and Repairs. Landlord shall maintain common area in good order, condition and repair and in a clean and sanitary condition the Property, excepting the Premises and portions of the Building or Project leased by persons not affiliated with Landlord. Tenant, at Tenant's sole cost, shall maintain the Premises and every part of the Premises (including, without limitation, all floors, walls and ceilings and their coverings, doors and locks, and Tenant's furnishings, trade fixtures, signage, leasehold improvements, equipment and other personal property from time to time situated in or on the Premises) in good order, condition and repair and in a clean and sanitary condition. Landlord shall maintain the HVAC units and ensure they are in good operational order throughout the lease term at Tenant's sole cost and expense, with the air filters, bi-annual tune ups, and regular maintenance costs covered as part of the Operating Expenses. However, if any major repairs are required, Tenant shall be responsible only for the first $2000 for any HVAC system repairs or replacement unless repairs or replacement required are due to Tenant's negligence, misconduct, or misuse in which case Tenant shall be responsible for 100% of costs incurred.

8.2. Alterations. Tenant shall not make any change, addition or improvement to the Premises (including, without limitation, the attachment of any fixture or equipment, or the addition of any pipe, line, wire, conduit or related facility for water, electricity, natural gas, telephone, sewer or other utility), unless such change, addition or improvement (a) equals or exceeds the then-current standard for the Building and utilizes only new and first-grade materials,

(b) is in conformity with all applicable laws, ordinances, regulations and requirements, and is made after obtaining any required permits and licenses, (c) is made with the prior written consent of Landlord, (d) is made pursuant to plans and specifications approved in writing in advance by Landlord, (e) is made after Tenant has provided to Landlord such indemnification or bonds, including, without limitation, a performance and completion bond, in such form and amount as may be satisfactory to Landlord, to protect against claims and liens for labor performed and materials furnished, and to insure the completion of any change, addition or improvement, (f) is carried out by persons approved in writing by Landlord, who, if required by Landlord, deliver to Landlord before commencement of their work proof of such insurance coverage as Landlord may require, with Landlord named as an additional insured, and (g) is done only at such time and in such manner as Landlord may reasonably specify. Any such change, addition or improvement shall immediately become the property of Landlord. Tenant shall promptly pay the entire cost of any such change, addition or improvement. Tenant shall indemnify, defend and hold harmless Landlord from and against all liens, claims, damages, losses, liabilities and expenses, including attorneys' fees, which may arise out of, or be connected in any way with, any such change, addition or improvement. Within ten (10) days following the imposition of any lien resulting from any such change, addition or improvement, Tenant shall cause such lien to be released of record by payment of money or posting of a proper bond.

8.3. Access to Premises. Landlord and Landlord's agents, employees and contractors may enter the Premises at reasonable times on reasonable notice to Tenant for the purpose of cleaning, inspecting, altering and repairing the Premises and ascertaining compliance with the provisions of this Lease by Tenant. Landlord shall have free access to the Premises in an emergency. Landlord may also show the Premises to prospective purchasers, tenants or mortgagees at reasonable times. Tenant waives any claim for any damage, injury or inconvenience to, or interference with, Tenant's business, occupancy or quiet enjoyment of the Premises and other loss occasioned by such entry, unless caused by Landlord's willful misconduct or gross negligence. Landlord shall at all times have a key with which to unlock all of the doors in the Premises (excluding Tenant's vaults, safes and similar areas designated in writing by Tenant in advance).

8.4 Liens: Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filled against the Premises of any part of such property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant shall, with five (5) days after such filing, either have such lien or claim for lien released of record or shall deliver to Landlord a bond or other security in form, content, amount and issued by a company satisfactory to Landlord indemnifying Landlord, and others designated by Landlord against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien or claim for lien so released or to deliver such bond to Landlord, Landlord, without investigating the validity of such lien, may pay or discharge the same, and Tenant shall reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord's expenses and attorney's fees.

9. Assignment.

9.1. Prohibition. Tenant shall not, either voluntarily or by operation of law, assign, transfer, mortgage, encumber, pledge or hypothecate this Lease or Tenant's interest in this Lease, in whole or in part, permit the use of the Premises or any part of the Premises by any persons other than Tenant or Tenant's employees, or sublease the Premises or any part of the Premises, without the prior written consent of Landlord which shall not be unreasonably withheld. Any transfer of this Lease from Tenant by merger, consolidation, liquidation or transfer of assets shall constitute an assignment for the purposes of this Lease. If Tenant is a corporation, an unincorporated association or a partnership, the assignment, transfer, mortgage, encumbrance, pledge or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of forty-nine percent (49%) shall be deemed an assignment within the meaning of this Paragraph. Consent to any assignment or subleasing shall not operate as a waiver of the necessity for consent to any subsequent assignment or subleasing and the terms of such consent shall be binding on any person holding by, through or under Tenant. At Landlord's option, any assignment or sublease without Landlord's prior written consent shall be void ab initio (from the beginning).

9.2. Landlord's Rights. If this Lease is assigned or if all or any portion of the Premises is subleased or occupied by any person other than Tenant without obtaining Landlord's consent, Landlord may collect rent and other

Initials

charges from such assignee or other party, and apply the amount collected to the rent and other charges payable under this Lease, but such collection shall not constitute consent or waiver of the necessity of consent to such assignment or subleasing, nor shall such collection constitute the recognition of such assignee or subtenant as Tenant under this Lease or a release of Tenant from the further performance of all of the covenants and obligations of Tenant contained in this Lease. No consent by Landlord to any assignment or subleasing by Tenant shall relieve Tenant of any obligation to be paid or performed by Tenant under this Lease, whether occurring before or after such consent, assignment or subleasing, but rather Tenant and Tenant's assignee or subtenant, as the case may be, shall be jointly and severally primarily liable for such payment and performance. Tenant shall reimburse Landlord for Landlord's attorneys' and other fees and costs incurred in connection with both determining whether to give consent and giving consent. No assignment or subleasing under this Lease shall be effective unless and until Tenant provides to Landlord an executed counterpart of the assignment or sublease agreement, which shall specifically state that (a) such agreement is subject to all of the provisions of this Lease, (b) in the case of an assignment, the assignee assumes and agrees to perform all of Tenant's obligations under this Lease, (c) the assignee or subtenant, as the case may be, may not further assign such agreement, or allow the Premises to be used by others, without the prior written consent of Landlord in each instance, (d) a consent by Landlord to such assignment or subleasing shall not be deemed or construed to modify, amend or affect the provisions of this Lease or Tenant's obligations under this Lease, which shall continue to apply to the Premises and the occupants of the Premises as if the assignment or sublease had not been made, (e) if Tenant defaults in the payment of any amounts due under this Lease, Landlord is authorized to collect any rents or other amounts due from any assignee, subtenant or other occupant of the Premises and to apply the net amounts collected to the sums payable under this Lease, and (f) the receipt by Landlord of any amounts from an assignee, subtenant or other occupant of any part of the Premises shall not be deemed or construed as releasing Tenant from Tenant's obligations under this Lease or the acceptance of that party as a direct tenant. If all or any portion of the Premises is assigned or subleased and the compensation to be received by Tenant exceeds the Basic Monthly Rent (or pro rata portion of the Basic Monthly Rent, as the case may be) applicable to the portion being assigned or subleased, Tenant shall pay such excess to Landlord on the first day of each calendar month.

10. Indemnity; Waiver and Release.

10.1. Indemnity. Tenant shall indemnify, defend and hold harmless Landlord and Landlord's employees and agents from and against all demands, claims, causes of action, judgments, losses, damages, liabilities, fines, penalties, costs and expenses, including attorneys' fees, arising from the occupancy or use of the Property by Tenant or Tenant's Occupants, any hazardous substances, hazardous wastes, pollutants or contaminants deposited, released or stored by Tenant or Tenant's Occupants on the Property, the conduct of Tenant's business on the Property, any act or omission done, permitted or suffered by Tenant or any of Tenant's Occupants, any default or nonperformance by Tenant under this Lease, any injury or damage to the person, property or business of Tenant or Tenant's Occupants or any litigation commenced by or against Tenant to which Landlord is made a party without willful misconduct or gross negligence on the part of Landlord. If any action or proceeding is brought against Landlord or Landlord's employees or agents by reason of any of the matters set forth in the preceding sentence, Tenant, on notice from Landlord, shall defend Landlord at Tenant's expense with counsel reasonably satisfactory to Landlord. The provisions of this Paragraph 10.1 shall survive the expiration of the Term or sooner termination of this Lease.

10.2. Waiver and Release. Tenant waives and releases all claims against Landlord and Landlord's employees and agents with respect to all matters for which Landlord has disclaimed liability or responsibility pursuant to the provisions of this Lease. In addition, Landlord and Landlord's employees and agents shall not be liable for any loss, injury, death or damage to persons, property or Tenant's business resulting from any theft, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition, order of governmental body or authority, fire, explosion, falling object, steam, water, rain, snow, ice, wind and other weather-related occurrences, breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air-conditioning or lighting fixtures, construction, repair or alteration of the Premises or other cause beyond Landlord's reasonable control.

11. Insurance. On or before the date of this Lease, Tenant shall, at Tenant's sole cost, procure and continue in force the following insurance coverage: (a) commercial general liability insurance with a combined single limit for bodily

Initials

injury and property damage of not less than $1,000,000 per occurrence, including, without limitation, contractual liability coverage for the performance by Tenant of the indemnity agreement set forth in Paragraph 10.1; (b) property insurance with special causes of loss including theft coverage, insuring against fire, extended coverage risks, vandalism and malicious mischief, and including boiler and sprinkler leakage coverage, in an amount equal to the full replacement cost (without deduction for depreciation) of all furnishings, trade fixtures, leasehold improvements, equipment and other personal property from time to time situated in or on the Premises; and (c) workers' compensation insurance satisfying Tenant's obligations under the workers' compensation laws of the state of Nevada. Such minimum limits shall in no event limit the liability of Tenant under this Lease. Such liability insurance shall name Landlord and any other person specified from time to time by Landlord as an additional insured, such property insurance shall name Landlord as a loss payee as Landlord's interests may appear, and both such liability and property insurance shall be with companies acceptable to Landlord having a rating of not less than A:XII in the most recent issue of Best's Key Rating Guide, Property-Casualty. All liability policies maintained by Tenant shall contain a provision that Landlord and any other additional insured, although named as an insured, shall nevertheless be entitled to recover under such policies for any loss sustained by Landlord and Landlord's agents and employees as a result of the acts or omissions of Tenant. Tenant shall furnish Landlord with certificates of coverage. No such policy shall be cancelable or subject to reduction of coverage or other modification except after thirty (30) days' prior written notice to Landlord by the insurer. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry, and shall only be subject to such deductibles as may be approved in writing in advance by Landlord. Tenant shall, at least ten (10) days prior to the expiration of such policies, furnish Landlord with renewals of, or binders for, such policies. Landlord and Tenant waive all rights to recover against each other, against any other tenant or occupant of the Building and against the officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees or business visitors of each other or of any other tenant or occupant of the Building, for any loss or damage arising from any cause covered by any insurance carried by the waiving party, but only to the extent that such loss or damage is actually covered. Landlord and Tenant shall cause their respective insurance carriers to issue appropriate waivers of subrogation rights endorsements to all policies of insurance carried in connection with the Premises or the contents of the Premises. Tenant shall cause all other occupants of the Premises claiming by, through or under Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver contained in this Paragraph and to obtain such waiver of subrogation rights endorsements. Any mortgage lender holding an interest in any part of the Property may, at Landlord's option, be afforded coverage under any policy required to be secured by Tenant under this Lease by use of a mortgagee's endorsement to the policy concerned.

12. Damage or Destruction. If the Premises are partially damaged or destroyed by any casualty insured against under any insurance policy maintained by Landlord, Landlord shall, on receipt of the insurance proceeds, repair the Premises to substantially the condition in which the Premises were immediately prior to such damage or destruction. Landlord's obligation under the preceding sentence shall not exceed the lesser of the cost of the standard improvements installed by Landlord in the Premises, or the proceeds received by Landlord from any insurance policy maintained by Landlord. Until such repair is complete, the Basic Monthly Rent shall be abated proportionately commencing on the date of such damage or destruction as to that portion of the Premises rendered untenantable, if any. If (a) by reason of such occurrence the Premises are rendered wholly untenantable, (b) the Premises are damaged as a result of a risk not covered by insurance, (c) the Premises are damaged in whole or in part during the last twelve (12) months of the Term, (d) the Premises or the Building (whether or not the Premises are damaged) is damaged to the extent of twenty-five percent (25%) or more of the then-replacement value of either or to the extent that it would take, in Landlord's opinion, in excess of ninety (90) days to complete the requisite repairs, or (e) insurance proceeds adequate to repair the Property are not available to Landlord for any reason, Landlord may either elect to repair the damage or cancel this Lease by notice of cancellation within thirty (30) days after such event, and on such notice Tenant shall vacate and surrender the Premises to Landlord. If Landlord elects to repair any such damage, any abatement of Basic Monthly Rent shall end on notice given by Landlord to Tenant that the Premises have been repaired. If the damage is caused by the negligence of Tenant or Tenant's Occupants, Basic Monthly Rent shall not abate. Except for abatement of Basic Monthly Rent, if any, Tenant shall have no claim against Landlord for any loss suffered by reason of any such damage, destruction, repair or restoration, nor may Tenant terminate this Lease as the result of any statutory provision in effect on or after the date of this Lease pertaining to the damage and destruction of the Premises, Building or the Project. The proceeds of all insurance carried by Tenant on Tenant's furnishings, trade fixtures, leasehold improvements, equipment and other personal property shall be held in trust by Tenant for the purpose of the repair and

Initials

replacement of the same. Landlord shall not be required to repair any damage to, or to make any restoration or replacement of, any furnishings, trade fixtures, leasehold improvements, equipment and other personal property installed in the Premises by Tenant or at the direct or indirect expense of Tenant. Unless this Lease is terminated by Landlord pursuant to this Paragraph, Tenant shall be required to restore or replace such furnishings, trade fixtures, leasehold improvements, equipment and other personal property on damage or destruction in at least a condition equal to that existing prior to such event.

5. Condemnation. As used in this Paragraph, the term "Condemnation Proceedings" means any actions or proceedings in which any interest in the Property is taken for any public or quasi-public purpose by any lawful authority through exercise of the power of eminent domain or by purchase or other means in lieu of such exercise. If the whole of the Premises is taken through Condemnation Proceedings, this Lease shall automatically terminate as of the date of the taking. The phrase "as of the date of the taking" means the date of taking actual physical possession by the condemning authority or such earlier date as the condemning authority gives notice that it is deemed to have taken possession. If part, but not all, of the Premises is taken, either Landlord or Tenant may terminate this Lease. Landlord may terminate this Lease if any portion of the Property (whether or not including the Premises) is taken which, in Landlord's reasonable judgment, substantially interferes with Landlord's ability to operate or use the Property for the purposes for which the Property was intended. Any such termination must be accomplished through written notice given no later than thirty (30) days after, and shall be effective as of, the date of such taking. In all other cases, or if neither Landlord nor Tenant exercises its right to terminate, this Lease shall remain in effect. If a portion of the Premises is taken and this Lease is not terminated, the Basic Monthly Rent shall be reduced in the proportion that the floor area taken bears to the total floor area of the Premises immediately prior to the taking. Whether or not this Lease is terminated as a consequence of Condemnation Proceedings, all damages or compensation awarded for a partial or total taking, including any award for severance damage and any sums compensating for diminution in the value of or deprivation of the leasehold estate under this Lease, shall be the sole and exclusive property of Landlord, provided that Tenant shall be entitled to any award for the loss of, or damage to, Tenant's trade fixtures or loss of business and moving expenses, if a separate award is actually made to Tenant and if the same will not reduce Landlord's award. Tenant shall have no claim against Landlord for the occurrence of any Condemnation Proceedings, or for the termination of this Lease or a reduction in the Premises as a result of any Condemnation Proceedings.

6. Landlord's Financing. This Lease shall be subordinate to any existing first mortgage, first deed of trust, ground lease, declaration of covenants, conditions, easements and restrictions and all renewals, modifications, amendments, consolidations, replacements and extensions of any such instruments. No documentation other than this Lease shall be required to evidence such subordination. If the holder of any mortgage or deed of trust elects to have this Lease superior to the lien of its mortgage or deed of trust and gives written notice of such election to Tenant, this Lease shall be deemed prior to such mortgage or deed of trust. Tenant shall execute such documents as may be required by Landlord to confirm such subordination or priority within ten (10) days after request, provided that the lender concerned concurrently provides to Tenant a non-disturbance agreement. Tenant shall from time to time if so requested by Landlord and if doing so will not materially and adversely affect Tenant's economic interests under this Lease, join with Landlord in amending this Lease so as to meet the needs or requirements of any lender that is considering making or that has made a loan secured by all or any portion of the Property. Any sale, assignment or transfer of Landlord's interest under this Lease or in the Premises, including any such disposition resulting from Landlord's default under a debt obligation, shall be subject to this Lease and Tenant shall attorn to Landlord's successors and assigns and shall recognize such successors or assigns as Landlord under this Lease, regardless of any rule of law to the contrary or absence of privity of contract.

15. Default.

6.1. Default by Tenant. The occurrence of any of the following events shall constitute a default by Tenant under this Lease:

(a) Tenant fails to pay in a timely manner any installment of Basic Monthly Rent, Tenant's Share of Operating Expenses or any other sum due under this Lease within three (3) business days after written notice is given to Tenant that the same is past due;

Initials

(b) Tenant fails to observe or perform in a timely manner any other term, covenant or condition to be observed or performed by Tenant under this Lease, including Rules and Regulations within three (3) business days after written notice is given to Tenant of such failure; provided, however, that if more than three (3) business days is reasonably required to cure such failure, Tenant shall not be in default if Tenant commences such cure within such three (3) day period and diligently prosecutes such cure to completion;

(c) Tenant or any guarantor of this Lease dies (if an individual), files a petition in bankruptcy, becomes insolvent, has taken against such party in any court, pursuant to state or federal statute, a petition in bankruptcy or insolvency or for reorganization or appointment of a receiver or trustee, petitions for or enters into an arrangement for the benefit of creditors or suffers this Lease to become subject to a writ of execution;

(d) Tenant vacates or abandons the Premises; or

(e) Any guarantor of this Lease attempts to rescind or terminate its guaranty.

(f) Tenant fails to observe or perform any of the covenants in respect of Assignment set forth in Paragraph 9.

(g) Tenant fail to cure immediately after receipt of notice from Landlord, any hazardous condition which Tenant has created in violation of law or of this Lease;

(h) The levy upon under execution or the attachment by legal process of the leasehold interest of Tenant, or the filling or creation of a lien which is not cured pursuant to Paragraph 9.4 in respect of such leasehold interest;

(i)The performance or failure to perform any other act which constitutes an event of default under this lease.

6.2. Remedies. On any default by Tenant under this Lease, Landlord may at any time, without waiving or limiting any other right or remedy available to Landlord, (a) perform in Tenant's stead any obligation that Tenant has failed to perform, and Landlord shall be reimbursed promptly for any cost incurred by Landlord with 10% interest (the "Interest Rate") from the date of such expenditure until paid in full to cover administrative costs (b) terminate Tenant's rights under this Lease by written notice, (c) reenter and take possession of the Premises by any lawful means (with or without terminating this Lease), or (d) pursue any other remedy allowed by law. Tenant shall pay to Landlord the cost of recovering possession of the Premises, all costs of reletting, including reasonable renovation, remodeling and alteration of the Premises, unamortized leasing fees including tenant improvements and commissions paid, the amount of any commission paid by Landlord in connection with such reletting, and all other costs and damages arising out of Tenant's default, including attorneys' fees and costs. Notwithstanding any termination or reentry, the liability of Tenant for the rent payable under this Lease shall not be extinguished for the balance of the Term, and Tenant agrees to compensate Landlord on demand for any deficiency, whether arising from (v) reletting the Premises at a lesser rent than applies under this Lease, (w) reletting the Premises for a term shorter than the remaining Term, (x) reletting less than all of the Premises, (y) any default in the payment of rent by any person to whom Landlord relets the Premises, or (z) any other cause whatsoever. No reentry to or taking possession of the Premises or other action by Landlord or its agents on or following the occurrence of any default by Tenant shall be construed as an election by Landlord to terminate this Lease or as an acceptance of any surrender of the Premises, unless Landlord provides Tenant written notice of such termination or acceptance.

15.3. Past Due Amounts. If Tenant fails to pay when due any amount required to be paid by Tenant under this Lease, such unpaid amount shall bear interest at the Interest Rate from the due date of such amount to the date of payment in full, with interest. In addition, Landlord may also charge a sum that shall be the greater of one hundred dollars ($100) or 10 percent (10%) of such unpaid amount as a service fee. This late payment charge is intended to compensate Landlord for Landlord's additional administrative costs resulting from Tenant's failure to perform in a timely manner Tenant's obligations under this Lease, and has been agreed on by Landlord and Tenant after negotiation as a reasonable estimate of the additional administrative costs which will be incurred by Landlord as a result of such failure. The actual cost in each instance is extremely difficult, if not impossible, to determine. This late payment charge shall constitute liquidated

damages and shall be paid to Landlord together with such unpaid amount. The payment of this late payment charge shall not constitute a waiver by Landlord of any default by Tenant under this Lease. All amounts due under this Lease are and shall be deemed to be rent or additional rent, and shall be paid without abatement, deduction, offset, prior notice or demand (unless expressly provided by the terms of this Lease). Landlord shall have the same remedies for a default in the payment of any amount due under this Lease as Landlord has for a default in the payment of Basic Monthly Rent.

15.4. Default by Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform an obligation required of Landlord under this Lease within thirty (30) days after written notice by Tenant to Landlord and the holder of any mortgage or deed of trust covering the Property whose name and address have been furnished to Tenant in writing, specifying the respects in which Landlord has failed to perform such obligation, and such holder fails to perform such obligation within a second thirty (30) day period commencing on the expiration of such first thirty (30) day period. If the nature of such obligation is such that more than thirty (30) days are reasonably required for performance or cure, Landlord shall not be in default if Landlord or such holder commences performance within their respective thirty (30) day periods and after such commencement diligently prosecutes the same to completion. In no event may Tenant terminate this Lease or withhold the payment of rent or other charges provided for in this Lease as a result of Landlord's default.

16. Expiration or Termination.

16.1. Surrender of Premises. On the expiration of the Term or sooner termination of this Lease, Tenant shall, at Tenant's sole cost, (a) promptly and peaceably surrender the Premises to Landlord "broom clean," in good order and condition, (b) repair any damage to the Property caused by or in connection with the removal of any property from the Premises by or at the direction of Tenant, (c) repair, patch and paint in a good and workmanlike manner all holes and other marks in the floors, walls and ceilings of the Premises to Landlord's reasonable satisfaction, and (d) deliver all keys and access cards to the Premises to Landlord. Before surrendering the Premises, Tenant shall, at Tenant's sole cost, remove Tenant's movable personal property and trade fixtures (including signage) only, and all other property shall, unless otherwise directed by Landlord, remain in the Premises as the property of Landlord without compensation; however, Tenant shall not remove any personal property or trade fixtures from the Premises without Landlord's prior written consent if such removal will impair the structure of the Building or Tenant is in default under this Lease. If Tenant is in default under this Lease, Landlord shall have a lien on such personal property, trade fixtures and other property as set forth under Nevada law. Landlord may require Tenant to remove any personal property, trade fixtures, other property, alterations, additions and improvements made to the Premises by Tenant or by Landlord for Tenant including, without limitation, any computer lines, wiring, cabling and facilities and other similar improvements, and to restore the Premises to their condition as of the Commencement Date. All personal property, trade fixtures and other property of Tenant not removed from the Premises on the abandonment of the Premises or on the expiration of the Term or sooner termination of this Lease for any cause shall conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to, and without any obligation to account to, Tenant or any other person. Tenant shall pay to Landlord all expenses incurred in connection with the disposition of such property in excess of any amount received by Landlord from such disposition. No surrender of the Premises shall be effected by Landlord's acceptance of the keys or of the rent or by any other means without Landlord's written acknowledgement of such acceptance as a surrender. Tenant shall not be released from Tenant's obligations under this Lease in connection with surrender of the Premises until Landlord has inspected the Premises and delivered to Tenant a written release.

6.2. Holding Over. Tenant shall indemnify, defend and hold harmless Landlord from and against all claims, liabilities and expenses, including attorneys' fees, resulting from delay by Tenant in surrendering the Premises in accordance with the provisions of this Lease. If Tenant remains in possession of the Premises after the expiration of the Term or sooner termination of this Lease with the prior written consent of Landlord, such occupancy shall be a tenancy from month to month at a rental (and not as a penalty) in the amount of one hundred fifty percent (150%) of the last monthly rental, plus all other charges payable under this Lease, and on all of the terms of this Lease applicable to a month-to-month tenancy.

Initials

16.3. Survival. The provisions of this Paragraph 16 shall survive the expiration of the Term or sooner termination of this Lease.

7. Estoppel Certificate; Financial Statements.

7.1. Estoppel Certificate. Tenant shall, within ten (10) days after Landlord's request, execute and deliver to Landlord an estoppel certificate in favor of Landlord and such other persons as Landlord shall request setting forth the following: (a) a ratification of this Lease; (b) the Commencement Date and Expiration Date; (c) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writing as shall be stated); (d) that all conditions under this Lease to be performed by Landlord have been satisfied or, in the alternative, those claimed by Tenant to be unsatisfied; (e) that no defenses or offsets exist against the enforcement of this Lease by Landlord or, in the alternative, those claimed by Tenant to exist; (f) the amount of advance rent, if any (or none if such is the case), paid by Tenant; (g) the date to which rent has been paid; (h) the amount of the Security Deposit; and (i) such other information as Landlord may request. Landlord's mortgage lenders and purchasers shall be entitled to rely on any estoppel certificate executed by Tenant.

7.2. Financial Statements. Tenant shall, within ten (10) days after Landlord's request, furnish to Landlord current financial statements for Tenant, prepared in accordance with generally accepted accounting principles consistently applied and certified by Tenant to be true and correct.

18. Parking; Signage.

7.1. Parking. Tenant shall have the non-exclusive right to use a number of parking stalls located on the Property equal to Tenant's Parking Stall Allocation only, and shall not use a number of parking stalls greater than Tenant's Parking Stall Allocation. The use by Tenant of a number of parking stalls greater than Tenant's Parking Stall Allocation shall be a default under this Lease following the giving of notice and the expiration of the applicable cure period described in Paragraph 15.1. Automobiles of Tenant and Tenant's Occupants shall be parked only within parking areas not otherwise reserved by Landlord or specifically designated for use by any other tenant or Occupants associated with any other tenant. Landlord may from time to time designate parking spaces for Tenant and make such other rules and regulations as Landlord reasonably determines to be necessary or appropriate. Landlord and Landlord's representatives may, without any liability to Tenant or Tenant's Occupants, cause to be removed any automobile of Tenant or Tenant's Occupants that may be parked wrongfully in a prohibited or reserved parking area, and Tenant agrees to indemnify, defend and hold harmless Landlord from and against all claims, liabilities and expenses, including attorneys' fees, arising in connection with such removal.

7.2. Signage. Tenant shall be entitled to Building standard signage on the Building interior directory, if any, and exterior monument sign, if any, upon landlord review and approval- such approval to not be unreasonably withheld. Tenant shall not place or suffer to be placed on any exterior door, wall or window of the Premises, on any part of the inside of the Premises which is visible from outside of the Premises or elsewhere on the Property, any sign, decoration, lettering, attachment, advertising matter or other thing of any kind, without first obtaining Landlord's written approval. Landlord may, at Tenant's cost, and without notice or liability to Tenant, enter the Premises and remove any item erected in violation of this Paragraph. Landlord may establish rules and regulations governing the size, type and design of all such items and Tenant shall abide by such rules and regulations. All approved signs or letterings on doors shall be printed, painted and affixed at the sole cost of Tenant by a person approved by Landlord, and shall comply with the requirements of the governmental authorities having jurisdiction over the Property. At Tenant's sole cost, Tenant shall maintain all permitted signs and shall, on the expiration of the Term or sooner termination of this Lease, remove all such permitted signs and repair any damage caused by such removal.

8. Rules. Tenant and Tenant's Occupants shall faithfully observe and comply with all of the rules set forth on the attached Exhibit A, and Landlord may from time to time amend, modify or make additions to or deletions from such rules. Such amendments, modifications, additions and deletions shall be effective on notice to Tenant. On any breach of any of such rules, Landlord may exercise any or all of the remedies provided in this Lease on a default by Tenant under this

Initials

Lease and may, in addition, exercise any remedies available at law or in equity including the right to enjoin any breach of such rules. Landlord shall not be responsible to Tenant for the failure of any other tenant or person to observe any such rules.

9. General Provisions.

9.1. No Partnership. Landlord does not by this Lease, in any way or for any purpose, become a partner or joint venturer of Tenant in the conduct of Tenant's business or otherwise.

9.2. Force Majeure. If either Landlord or Tenant is delayed or hindered in or prevented from the performance of any act required under this Lease by reason of acts of God, strikes, lockouts, other labor troubles, inability to procure labor or materials, fire, accident, failure of power, restrictive governmental laws, ordinances, regulations or requirements of general applicability, riots, civil commotion, insurrection, war or other reason not the fault of the party delayed, hindered or prevented and beyond the control of such party (financial inability excepted), performance of the action in question shall be excused for the period of delay and the period for the performance of such act shall be extended for a period equivalent to the period of such delay. The provisions of this Paragraph shall not, however, operate to excuse Tenant from the prompt payment of rent or any other amounts required to be paid under this Lease.

9.3. Notices. Any notice or demand to be given by Landlord or Tenant to the other shall be given in writing by personal service, telegram, express mail, Federal Express, DHL or any other similar form of courier or delivery service, or mailing in the United States mail, postage prepaid, certified, return receipt requested and addressed to such party as follows:

If to Landlord:

Vegas Godspeed LLC
P.O. Box 27232
Las Vegas, NV 89146

If to Tenant:

Terra Tech Corp.
1130 E Desert Inn Suite #100
Las Vegas, NV 89109

Either Landlord or Tenant may change the address at which such party desires to receive notice on written notice of such change to the other party. Any such notice shall be deemed to have been given, and shall be effective, on delivery to the notice address then applicable for the party to which the notice is directed; provided, however, that refusal to accept delivery of a notice or the inability to deliver a notice because of an address change which was not properly communicated shall not defeat or delay the giving of a notice.

9.4. Severability. If any provision of this Lease or the application of any provision of this Lease to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which such provision is held invalid shall not be affected by such invalidity. Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

9.5. Brokerage Commissions. Tenant represents and warrants that Tenant has dealt only with Catherine Kuo of RRG Vegas who represents the Landlord. Tenant represents and warrants that no other claims exist for brokerage commissions or finder's fees in connection with this Lease and agrees to indemnify, defend and hold harmless Landlord from and against all claims, liabilities and expenses, including attorneys' fees, arising from any such brokerage commissions or finder's fees.

Initials

9.6. Use of Pronouns. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, partnership, association, limited liability company, corporation or a group of two or more individuals, partnerships, associations, limited liability companies or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where more than one Landlord or Tenant exists and to individuals, partnerships, associations, limited liability companies, corporations, males or females, shall in all instances be assumed as though in each case fully expressed.

9.7. Successors. Except as otherwise provided in this Lease, all provisions contained in this Lease shall be binding on and shall inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and assigns. On any sale or assignment (except for purposes of security or collateral) by Landlord of the Premises or this Lease, Landlord shall, on and after such sale or assignment, be relieved entirely of all of Landlord's obligations under this Lease and such obligations shall, as of the time of such sale or assignment, automatically pass to Landlord's successor in interest.

9.8. Recourse by Tenant. Anything in this Lease to the contrary notwithstanding, Tenant shall look solely to the equity of Landlord in the Premises, subject to the prior rights of the holder of any mortgage or deed of trust, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord on any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed or performed by Landlord, and no other asset of Landlord or any other person shall be subject to levy, execution or other procedure for the satisfaction of Tenant's remedies.

9.9. Quiet Enjoyment. On Tenant paying the rent payable under this Lease and observing and performing all of the terms, covenants and conditions on Tenant's part to be observed and performed under this Lease, Tenant shall have quiet enjoyment of the Premises for the Term without interference from Landlord, or anyone claiming by, through or under Landlord, subject to all of the provisions of this Lease.

9.10. Waiver. No failure by any party to insist on the strict performance of any covenant, duty or condition of this Lease or to exercise any right or remedy consequent on a breach of this Lease shall constitute a waiver of any such breach or of such or any other covenant, duty or condition. Any party may, by notice delivered in the manner provided in this Lease, but shall be under no obligation to, waive any of its rights or any conditions to its obligations under this Lease, or any covenant or duty of any other party. No waiver shall affect or alter the remainder of this Lease but each other covenant, duty and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequently occurring breach.

9.11. Rights and Remedies. The rights and remedies of Landlord and Tenant shall not be mutually exclusive and the exercise of one or more of the provisions of this Lease shall not preclude the exercise of any other provisions. The parties confirm that damages at law may be an inadequate remedy for a breach or threatened breach by any party of any of the provisions of this Lease. The parties' respective rights and obligations under this Lease shall be enforceable by specific performance, injunction or any other equitable remedy.

9.12. Authorization. Each individual executing this Lease does represent and warrant to each other so signing (and each other entity for which another person may be signing) that such individual has been duly authorized to deliver this Lease in the capacity and for the entity set forth where such individual signs.

9.13. Attorneys' Fees. If any action is brought to recover any rent or other amount under this Lease because of any default under this Lease, to enforce or interpret any of the provisions of this Lease, or for recovery of possession of the Premises, Tenant shall be responsible for all expenses, including, without limitation, attorneys' fees, incurred by Landlord in any case or proceeding involving Tenant or any assignee or subtenant of Tenant under or related to any bankruptcy or insolvency law. The foregoing provisions of this Paragraph 21.13 shall survive the expiration of the Term or sooner termination of this Lease.

Initials

9.14. Merger. The surrender of this Lease by Tenant, the cancellation of this Lease by agreement of Landlord and Tenant or the termination of this Lease on account of Tenant's default shall not work a merger, and shall, at Landlord's option, either terminate any subleases of part or all of the Premises or operate as an assignment to Landlord of any of those subleases. Landlord's option under this Paragraph 21.14 may be exercised by notice to Tenant and all known subtenants in the Premises.

9.15. Miscellaneous. The captions to the Paragraphs of this Lease are for convenience of reference only and shall not be deemed relevant in resolving questions of construction or interpretation under this Lease. Exhibits referred to in this Lease and any addendums, riders and schedules attached to this Lease shall be deemed to be incorporated in this Lease as though a part of this Lease. Tenant shall not record this Lease or a memorandum or notice of this Lease. This Lease and the exhibits, riders and addenda, if any, attached, constitute the entire agreement between the parties. Any guaranty delivered in connection with this Lease is an integral part of this Lease and constitutes consideration given to Landlord to enter into this Lease. No amendment to this Lease shall be binding on Landlord or Tenant unless reduced to writing and signed by both parties. Unless otherwise set forth in this Lease, all references to Paragraphs are to Paragraphs in this Lease. Each provision to be performed by Tenant shall be construed to be both a covenant and a condition. This Lease shall be governed by and construed and interpreted in accordance with the laws of the state of Nevada. Venue on any action arising out of this Lease shall be proper only in the appropriate State court in Clark County, state of Nevada. Landlord and Tenant waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on all matters arising out of this Lease or the use and occupancy of the Premises. Time is of the essence of each provision of this Lease. The submission of this Lease to Tenant is not an offer to lease the Premises or an agreement by Landlord to reserve the Premises for Tenant. Landlord shall not be bound to Tenant until Tenant has duly executed and delivered duplicate original copies of this Lease to Landlord, and Landlord has duly executed and delivered one of those duplicate original copies to Tenant.

22. Common Area For purposes of this Lease "Common Area" shall mean all areas, improvements, space, equipment and special services in or at the Office Park provided by Landlord for the common joint use and benefit of tenants, customers, and other invitees, including without limitation, all parking areas (which may be leased by parking stall or otherwise), access roads, driveways, entrances and exits, retaining walls, covered parking structures, pedestrian walkways, walls, courtyards, concourses, stairs, ramps, sidewalks, gazebos, signs identifying or advertising the Office Park, and trash or rubbish areas.

Provided Tenant is not in default under this lease, Tenant shall be entitled to use, in common with others entitled thereto, the Common Area as may be designated from time to time by Landlord, subject, however, to the terms and conditions of this Lease, and to the Rules and Regulations for the use thereof as may be prescribed from time to time by Landlord. If the size or configuration of the Common Area is diminished or altered, Landlord shall not be liable to Tenant therefor, nor shall Tenant be entitled to any compensation or diminution or abatement or Rent, nor shall such diminution or alteration of the Common Area be considered a constructive or actual eviction.

The Common Area shall at all times be subject to the exclusive control, management, operation and maintenance of Landlord. Landlord shall have right from time to time to establish, modify and enforce Rules and Regulations with respect to the Common Area. Tenant agrees to comply with such Rules and Regulations, to cause its officers, agents, contractors and employees to so comply and to use its best efforts to cause its customers, invitees and concessionaires, suppliers and licensees to so comply. Landlord shall have the right to construct, maintain and operate lighting facilities in and on the Common Area; to police the same; from time to time to change the area, level, location or arrangement of parking areas and other facilities located in the Common Area; to close all or any portion of the Common Area to such extent as may, in the opinion of Landlord, be legally sufficient to prevent a dedication thereof or accrual of any rights to any person or the public therein; to close temporarily all or any part of the parking areas or parking facilities; and to do and perform such other acts in and to the Common Area as, in the exercise of good business judgement, Landlord shall determine to be advisable. Landlord will operate and maintain the Common Area in such manner as Landlord, in its sole discretion, shall determine from time to time.

Initials

LANDLORD AND TENANT have executed this Lease on the respective dates set forth below, to be effective as of the date first set forth above.

LANDLORD: VEGAS GODSPEED, LLC	TENANT: TERRA TECH CORP.
__________________________ Julia Kuo, Manager	__________________________ Michael Nahass
Date: __________________	Date: May 31,2019

Initials

EXHIBIT A
to
OFFICE LEASE

RULES AND REGULATIONS

The rules set forth in this Exhibit are a part of the foregoing Office Lease (the "Lease"). Whenever the term "Tenant" is used in these rules, such term shall be deemed to include Tenant and Tenant's Occupants. The following rules may from time to time be modified by Landlord in the manner set forth in the Lease. The terms capitalized in this Exhibit shall have the same meaning as set forth in the Lease.

1. Obstruction. Any sidewalks, entries, exits, passages, corridors, halls, lobbies, stairways, elevators or other common facilities of the Building or Project shall not be obstructed by Tenant or used for any purpose other than ingress or egress to and from the Premises. Tenant shall not place any item in any of such locations, whether or not such item constitutes an obstruction, without the prior written consent of Landlord. Landlord may remove any obstruction or any such item without notice to Tenant and at the sole cost of Tenant. Any sidewalks, entries, exits, passages, corridors, halls, lobbies, stairways, elevators or other common facilities of the Building or Project are not for the general public, and Landlord shall in all cases retain the right to control and prevent access to them by all persons whose presence, in the judgment of Landlord, would be prejudicial to the safety, character, reputation or interests of the Property or Landlord's tenants. Tenant shall not go on the roof of the Building.

2. Deliveries. All deliveries and pickups of supplies, materials, garbage and refuse to or from the Premises shall be made only through such access as may be designated by Landlord for deliveries and only during the ordinary business hours of the Building. Tenant shall not obstruct or permit the obstruction of such access. Tenant shall be liable for the acts and omissions of any persons making such deliveries or pickups.

3. Moving. Furniture and equipment shall be moved in and out of the Building only through such access as may be designated by Landlord for deliveries and then only during such hours and in such manner as may be prescribed by Landlord. If Tenant's movers damage any part of the Improvements, Tenant shall pay to Landlord on demand the amount required to repair such damage.

4. Heavy Articles. No safe or article, the weight of which may, in the reasonable opinion of Landlord, constitute a hazard of damage to the Building, shall be moved into the Premises. Other safes and heavy articles shall be moved into, from or about the Building only during such hours and in such manner as shall be prescribed by Landlord, and Landlord may designate the location of such safes and articles.

5. Building Security. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In the event of an invasion, mob, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors of the Building or any other reasonable method, for the safety of the tenants and protection of the Building and property in the Building. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building.

6. Locks, Access Cards and Keys. No additional lock or locks shall be placed by Tenant on any door in the Building and no existing lock shall be changed unless written consent of Landlord shall first have been obtained. A reasonable number of access cards and keys to the Premises and to the toilet rooms, if locked by Landlord, will be furnished by Landlord, and Tenant shall not have any additional access cards or keys made. At the termination of this tenancy, Tenant

shall promptly return to Landlord all access cards and keys to offices and toilet rooms and provide Landlord with all combinations and keys for any locks, safes, cabinets and vaults remaining in the Premises. Tenant shall keep the doors of the Premises closed and securely locked when Tenant is not at the Premises.

7. Use of Water Fixtures. Water closets and other water fixtures shall not be used for any purpose other than that for which the same are intended. No foreign substances of any kind shall be placed in them, and any damage resulting to the same from use on the part of Tenant shall be paid for by Tenant. No persons shall waste water by tying back or wedging the faucets or in any other manner. On leaving the Premises, Tenant shall shut off all water faucets and major electrical apparatus located within the Premises.

8. Animals; Excessive Noise. No animals that cause excessive noise, are known to be aggressive or pose a threat to other Tenants and their clients or have a history of violence shall be allowed in the Building. Only animals under 25 pounds shall be allowed in the building at any time. Tenant shall be liable for any harm caused by animals of Tenant or Tenant's clients and indemnify Landlord against any suits brought about because of such harm. In addition, Tenant shall be responsible for any and all damage caused by animals that they permit to enter the Premises including but not limited to soiling the carpet or any part of the floor, paint damage, interior wall damage, or wiring damage due to scratching, biting, chewing, etc. No persons shall disturb the occupants of the Building or adjoining buildings or space by the use of any electronic equipment or musical instrument or by the making of loud or improper noises that may disrupt other Tenants or their clients.

9. Bicycles. Bicycles and other vehicles shall not be permitted anywhere inside or on the sidewalks outside of the Building, except in those areas designated by Landlord for bicycle parking.

10. Trash. Tenant shall not allow anything to be placed on the outside of the Building, nor shall anything be thrown by Tenant out of the windows or doors, or down the corridors or ventilating ducts or shafts, of the Building. All trash and refuse shall be placed in receptacles provided by Landlord for the Building. Blue container is for regular trash, green container is for Recyclable items (aluminum cans, cardboard, paper, metal cans, and plastic beverage container). It shall be the responsibility of the Tenant to package or bag its refuse, disassembling and breaking down all cardboard boxes (or similar containers) and transporting said refuse to the trash enclosure.

11. Exterior Windows, Walls and Doors. No window shades, blinds, curtains, shutters, screens or draperies shall be attached or detached by Tenant and no awnings shall be placed over the windows without Landlord's prior written consent.

12. Hazardous Operations and Items. Tenant shall not install or operate any steam or gas engine or boiler, or carry on any mechanical business in the Premises without Landlord's prior written consent. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord. Explosives or other articles deemed extra hazardous shall not be brought into the Building.

13. Hours for Repairs, Maintenance and Alteration. Any repairs, maintenance and alterations required or permitted to be done by Tenant under the Lease shall be done only during the ordinary business hours of the Building unless Landlord shall have first consented in writing to such work being done at other times. If Tenant desires to have such work done by Landlord's employees on Saturdays, Sundays, holidays or weekdays outside of ordinary business hours, Tenant shall pay the extra cost for such labor.

14. No Defacing of Premises. Except as permitted by Landlord by prior written consent, Tenant shall not mark on, paint signs on, cut, drill into, drive nails or screws into, or in any way deface the walls, ceilings, partitions or floors of the Premises or of the Building, and any defacement, damage or injury directly or indirectly caused by Tenant shall be paid for by Tenant. Pictures or diplomas shall be hung on tacks or small nails; Tenant shall not use adhesive hooks for such purposes.

15. Chair Pads. Tenant shall, at Tenant's sole cost, install and maintain under all caster chairs a chair pad to protect the carpeting.

16. Solicitation; Food and Beverages. Landlord reserves the right to restrict, control or prohibit canvassing, soliciting and peddling within the Building. Tenant shall not grant any concessions, licenses or permission for the sale or taking of orders for food or services or merchandise in the Premises, install or permit the installation or use of any machine or equipment for dispensing food or beverage in the Building, nor permit the preparation, serving, distribution or delivery of food or beverages in the Premises, without the prior written approval of Landlord and only in compliance with arrangements prescribed by Landlord. Only persons approved by Landlord shall be permitted to serve, distribute or deliver food and beverage within the Building or to use the public areas of the Building for that purpose. No cooking shall be done or permitted by Tenant on the Premises. Tenant may use a microwave oven and coffee pot in connection with its use of the Premises.

17. Directory. Any bulletin board, directory or monument sign for Building tenants shall be provided exclusively for the display of the name and location of Building tenants only and Landlord reserves the right to exclude any other names. Landlord reserves the right to review and approve all signage and directory listings. Tenant shall pay Landlord's reasonable charges for changing any directory listing at Tenant's request.

18. Building Name. Landlord may, without notice or liability to Tenant, name the Building and change the name, number or designation by which the Building is commonly known. Tenant shall not use the name of the Building for any purpose other than the address of the Building.

19. Expulsion. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

20. Public Areas. Landlord may control and operate the public portions of the Building, and the public facilities, and heating and air-conditioning, as well as facilities furnished for the common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally.

22. Protecting Premises: Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises.

23. Signs: Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name notice, lettering or direction on any part of the outside or inside of the Premises, or on any part of the inside of the Premises which can be seen from the outside of the Premises, without the written consent of Landlord, and then only such name or names or matter and such color, size, style, character and material as shall be first approved by Landlord in writing. Landlord reserves the right to remove at Tenant's expenses all matter other than that above provided for without notice to Tenant.

24. Compliance with Laws: Tenant shall comply with all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction, with respect to the Premises and the use or occupancy thereof. Tenant shall not make or permit any use of the Premises with directly or indirectly is forbidden by law, ordinance, governmental regulations or order or direction of applicable public authority, or which may be dangerous to person or property.

25. Communication or Utility Connections: If Tenant desires signal, communication, alarm or other utility or similar service connections installed or changed, Tenant shall not install or change the same without the approval of Landlord, and then only under direction of Landlord and at Tenant's expenses. Tenant shall not install in the Premises any equipment which requires a substantial amount of electrical current without the advance written consent of the Landlord, and

the Tenant shall ascertain from the Landlord the maximum amount of load or demand for of use of electrical current which can safely be permitted in the Premises, taking into account the capacity of the electric wiring in the Premises, and the needs of other tenants of the Premises, and shall not, in any event, connect a greater load than such safe capacity. The City of Las Vegas Fire Code prohibits the use of electrical extension cords in the Premises, which exclusion does not include UL approved electrical surge protectors.

26. Toilet Rooms: The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expenses of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.

27. Vending Machines: No vending machines of any description shall be installed, maintained or operated without the written consent of Landlord.

28. Energy Conservation: The Tenant shall not waste electricity, water, heat or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the premises heating and air-conditioning, shall not allow the adjustment (except by Landlord's authorized Premises personnel) of any controls. The Tenant shall keep corridor doors closed and shall not open any windows, except that if the air circulation shall not be in operation, windows which are openable may be opened with Landlord's consent.

29. Termination: The Tenant, upon the termination of the tenancy, shall deliver to the landlord all the keys of offices, rooms, and toilet rooms and fixtures which have been furnished the Tenant or which the Tenant shall have had made, and in the event of a loss of any keys so furnished, Tenant shall pay Landlord therefore.

30. Car Washing: The washing and polishing of the Tenant or its employees' automobiles in the Office Park is allowed only if car washer is licensed, and must clean up after themselves.

31. Contact Information: Tenant shall provide landlord with at least two means of communication in case of emergencies or other issues that may require a prompt response

Tenant's Primary Contact Name & Cell Phone: Michael Nahass

Tenant's Primary E-mail: mike@terratechcorp.com

Tenant's Secondary Contact Name & Cell Phone: Joseph Segilia

Tenant's Secondary E-mail: jsegilia@terratechcorp.com

TENANT:

Terra Tech Corp.

[signature]

Michael Nahass

Date May 31, 2019

Initials

EXHIBIT B

to

OFFICE LEASE

DESCRIPTION OF PREMISES

The Premises referred to in the foregoing instrument are shown on the attached diagram(s).

Initials

FLOOR PLAN

FLOOR PLAN TO SHOW LAYOUT. PLAN MAY NOT BE EXACTLY TO SCALE.

EXHIBIT C

Initials

PREPARATION OF PREMISES FOR OCCUPANCY

Landlord shall deliver the Premises in accordance with the following:

1. Existing demising interior walls as shown on the Floor Plan in Exhibit B.

2. Tenant to accept the Premises in "As Is" condition with all faults per the Building Standards and Specifications for Premises. Any additional improvements in addition to the Building Standards and Specifications shall be at Tenant's sole cost and expense.

Tenant and its agents shall have a right to enter the Premises following Tenant's execution of this lease and payment of first month's rent and security deposit. Tenant shall have the right to prepare the Premises for Tenant's use and occupancy, including the installation of furniture, phones, computers and computer network cabling. Any such permission shall constitute a license only, conditioned upon Tenant's:

(a) working in harmony with Landlord and Landlord's agents, contractors, workmen, mechanics and suppliers and with other tenants and occupants of the Building;

(b) obtaining in advance Landlord's approval of the contractors proposed to be used by Tenant and, if requested by Landlord, depositing with Landlord in advance of any work (i) security satisfactory to Landlord for the completion thereof, and (ii) the contractor's affidavit for the proposed work and the waivers of lien from the contractor and all subcontractors and suppliers of material; and

(c) furnishing Landlord with such insurance as Landlord may require against liabilities that may arise out of such entry.

Landlord shall not be liable in any way for any injury, loss or damage that may occur to any of Tenant's property or installations in the Premises prior to the Commencement Date. Tenant shall protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of the activities of Tenant or its agents, contractors, suppliers or workmen in the Premises or the Building. Any such entry shall be governed by Paragraph 9.2 and all other terms of the Lease.

COMMENCEMENT DATE CERTIFICATE

THE UNDERSIGNED, Landlord and Tenant, respectively, under that certain Office Lease (the "Lease"), dated April _____, 2019 agree that the "Commencement Date," as defined in Paragraph 1.3 of the Lease, is June 1, 2019 and that the "Expiration Date," as defined in Paragraph 1.5 of the Lease, is May 31, 2024. As used in the Lease, "Monthly Rent" means the following amount(s) per calendar month for the period(s) indicated:

Period(s)	**Monthly Rent**
June 1, 2019 –May 31, 2020	$9,334.74 per month (First Floor) $1,050.48 per month (Basement)
June 1, 2020 –May 31, 2021	$9,614.78 per month (First Floor) $1,081.99 per month (Basement)
June 1, 2021 –May 31, 2022	$9,903.23 per month (First Floor) $1,114.45 per month (Basement)
June 1, 2022 –May 31, 2023	$10,200.32 per month (First Floor) $1,147.89 per month (Basement)
June 1, 2023 –May 31, 2024	$10,506.33 per month (First Floor) $1,182.32 per month (Basement)

LANDLORD AND TENANT have executed this Commencement Date Certificate on the respective dates set forth below.

LANDLORD: VEGAS GODSPEED, LLC	TENANT: TERRA TECH CORP.
______________________ Jula Kuo	______________________ Michael Nahass
Date: ________________	Date: ________________

Initials

EXHIBIT E
GUARANTY OF LEASE

This Guaranty of Lease (the "Guaranty") is attached to and made part of that certain real estate Lease (the "Lease") dated April _____, 2019, between Vegas Godspeed, LLC as the Landlord, and **Terra Tech Corp or its wholly owned subsidiary MediFarm, LLC D/B/A Blum Dispenary** as Tenant, covering the Project, Building, and Premises commonly known as **1130 E Desert Inn Rd., Las Vegas, NV 89109**. The terms used in this Guaranty shall have the same definitions as set forth in the Lease. In order to induce Landlord to enter into the Lease with Tenant, **Terra Tech Corp or its wholly owned subsidiary MediFarm, LLC D/B/A Blum Dispenary** ("Guarantor") has agreed to execute and deliver this Guaranty to Landlord. Guarantor acknowledges that Landlord would not enter into the Lease if Guarantor did not execute and deliver this Guaranty to Landlord.

1. **Guaranty.** In consideration of the execution of the Lease by Landlord and as a material inducement to Landlord to execute the Lease, Guarantor hereby absolutely, irrevocably and unconditionally guarantees the full, timely and complete (a) payment of all rent and other sums payable by Tenant to Landlord under the Lease and any amendments or modifications thereto by agreement or course of conduct and (b) performance of all covenants, representation and warranties made by Tenant and all obligations to be performed by Tenant pursuant to the Lease and any amendments or modifications thereto by agreement or course of conduct, including reasonable attorneys' fees if required. The payment of those amounts and performance of those obligations shall be conducted in accordance with all terms, covenants and conditions set forth in the Lease, without deduction, offset or excuse of any nature and without regard to the enforceability or validity of the lease or any part thereof or any disability of Tenant.

2. **Landlord's Rights.** Landlord may perform any of the following acts at any time during the Lease Term without notice to or assent of Guarantor and without in any way releasing, affecting or impairing Guarantor's obligations or liabilities under this Guaranty: (a) alter, modify or amend the Lease by agreement or course of conduct, (b) grant extensions or renewals of the Lease, (c) assign or otherwise transfer its interest in the Lease, the Property or this Guaranty, (d) consent to any transfer or assignment of Tenant's or any future tenant's interest under the Lease, (e) release Guarantor or amend or modify this Guaranty with respect to Guarantor without releasing or discharging any other Guarantor from any of such Guarantor's obligations or liabilities under this Guaranty, (f) take and hold security for the payment of this Guaranty and exchange, enforce, waive and release any such security, (g) apply such security and direct the order or manner of sale thereof as Landlord, in its sole discretion, deems appropriate and (h) foreclose upon any such security by judicial or non-judicial sale without affecting or impairing in any way the liability of Guarantor under this Guaranty except to the extent the indebtedness has been paid.

3. **Tenant's Default**. This Guaranty is a guaranty of payment and performance and not of collection. Upon any breach or default by Tenant under the Lease, Landlord may proceed immediately against Tenant and/or Guarantor to enforce any of Landlord's rights or remedies against Tenant or Guarantor pursuant to this Guaranty, the lease or at law or in equity without notice to or demand upon either Tenant or Guarantor. This Guaranty shall not be released, modified or affected by any failure or delay by Landlord to enforce any of its rights or remedies under the Lease or this Guaranty or at law or in equity.

4. **Guarantor's Waivers.** Guarantor hereby waives (a) presentment, demand for payment and protest of non-performance under the Lease, (b) notice of any kind including, without limitation, notice of acceptance of this Guaranty, protest, presentment, demand for payment, default, nonpayment or the creation or incurring of new or additional obligations of Tenant to Landlord, (c) any right to require Landlord to enforce its rights or remedies against Tenant under the lease or otherwise or against any other Guarantor, (d) any right to require Landlord to proceed against any security held from tenant or any other party, (e) any right of subrogation and (f) any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or other right of remedy of Guarantor against Landlord or any such security, whether resulting from an election by Landlord or otherwise. Any part payment by Tenant or other circumstance which operates to toll any statute of limitations as to Tenant shall operate to toll the statute of limitations as to Guarantor.

5. **Separate and Distinct Obligations.** Guarantor acknowledges and agrees that Guarantor's obligations to Landlord under this Guaranty are separate and distinct from Tenant's obligations to Landlord under the Lease. The occurrence of any of the following events shall not have any effect whatsoever on Guarantor's obligations to Landlord hereunder, each of which obligations shall continue in full force or effect as though such event had not occurred: (a) the commencement by Tenant or a voluntary case under the federal bankruptcy laws as now constituted or hereafter amended or replaced or any other applicable federal or state bankruptcy, insolvency or other similar law (collectively, the "Bankruptcy Laws"), (b) the consent by Tenant to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of Tenant or for any substantial part of its property, (c) any assignment by Tenant for the benefit of creditors, (d) the failure of Tenant generally to pay its debts as such debts

Initials

become due, (e) the taking of corporate action by Tenant in the furtherance of any of the foregoing or (f) the entry of a decree or order for relief by a court having jurisdiction in respect of Tenant in any involuntary case under the Bankruptcy Laws or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Tenant or for any substantial part of its property or ordering the winding up or liquidation of any of its affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days. The liability of Guarantors under this Guaranty is not, and shall not be, affected or impaired by any payment made to Landlord under or related to the Lease for which Landlord is required to reimburse Tenant pursuant to any court order or in settlement of any dispute, controversy or litigation in any bankruptcy, reorganization, arrangement, moratorium or other federal or state debtor relief proceeding. If, during any such proceeding, the lease is assumed by Tenant or any trustee or thereafter assigned by Tenant or any trustee to a third party, this Guaranty shall remain in full force and effect with respect to the full performance of Tenant, any such trustee or any such third party's obligations under the Lease. If the Lease is terminated or rejected during any such proceeding or if any of the events described in Subparagraphs (a) through (f) of this Paragraph 5 occur, as between Landlord and Guarantor, Landlord shall have the right to accelerate all of Tenant's obligations under the Lease and Guarantor's obligations under this Guaranty. In such event, all such obligations shall become immediately due and payable by Guarantor to Landlord. Guarantor waives any defense arising by reason of any disability or other defense of Tenant or by reason of the cessation from any cause whatsoever of the liability of Tenant.

6. **Subordination.** All existing and future advances by Guarantor to Tenant and all existing and future debts of Tenant to Guarantor shall be subordinated to all obligations owed to Landlord under the Lease and this Guaranty.

7. **Successors and Assigns.** This Guaranty binds Guarantor's personal representative, successors and assigns. This guaranty shall be binding upon the legal representatives, successors and assigns of Guarantor, and shall inure to the benefit of Landlord and their successors, assigns and legal representatives.

8. **Encumbrances.** If Landlord's Interest in the Property or the Lease or the rents, issues or profits therefrom are subject to any deed of trust, mortgage or assignment for security, Guarantors acquisition of Landlord's interest in the Property or the lease shall not affect Guarantor's obligations under this Guaranty. In such event, this Guaranty shall nevertheless continue in full force and effect for the benefit of any mortgagee, beneficiary, trustee or assignee or any purchaser at any sale by judicial foreclosure or under any private power of sale and their successors and assigns. Any married Guarantor expressly agrees that Landlord has recourse against any Guarantor's separate property for all of such Guarantor's obligations hereunder.

9. **Guarantor's Duty.** Guarantor assumes the responsibility to remain informed of the financial condition of Tenant and of all other circumstances bearing upon the risk of Tenant's default which reasonable inquiry would reveal and agree that Landlord shall have no duty to advise Guarantor of information known to it regarding such condition or any such circumstance.

10. **Landlord's Reliance.** Landlord shall not be required to inquire into the powers of Tenant or the officers, employees, partners or agents acting or purporting to act on its behalf and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed under this Guaranty.

11. **Incorporation of Certain Lease Provisions.** Guarantor hereby represents and warrants to Landlord that Guarantor has received a copy of the Lease, has read or had the opportunity to read the Lease and understands the terms of the lease. The provisions in the Lease relating to the execution of additional documents, legal proceedings by Landlord against Tenant, severability of the provisions of the Lease, interpretation of the Lease, notices, waivers, the applicable laws which govern the interpretation of the Lease and the authority of the Tenant to execute the Lease are incorporated herein in their entirety by this reference and made a part hereof. Any reference in those provisions to "Tenant" shall mean Guarantor and any reference in those provisions to the "Lease" shall mean this Guaranty except that (a) any notice which Guarantor desires or is required to provide to Landlord shall be effective only if signed by Guarantor and (b) any notice which Landlord desires or is required to provide to Guarantor shall be sent to Guarantor at Guarantor's address indicated below or, if no address is indicated below, at the address for notices to be sent to Tenant under the Lease.

12. **Signature Authority.** To the extent that this Guaranty is being signed by a representative of a corporation, partnership or other business entity, the person signing this Guaranty represents and warrants that he/she has obtained all corporate, partnership or other authority to sign this Guaranty on behalf of such entity. The representative warrants that they are duly authorized, with full authority to bind the Guarantor, and that no signature of any other person or entity is necessary.

____

Initials

Guarantor's Authorized Signer –

Guarantor's Employee Identification Number (EIN)

Guarantor's Legal Business Address*

Guarantor's City, State & Zip code*

* - Guarantor must corporate business address per their contractor's license – Tenant's Premises address is NOT acceptable.

Initials